Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Reports 2009 Second Quarter Financial Results
and Updates Clinical Pipeline Status
Conference Call Scheduled for Today — Wednesday, August 5, 2009
at 5:00 p.m. Eastern Time
Mountain View, California — August 5, 2009 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) reported today financial results for the quarter ended June 30, 2009, and provided an update on its product candidates. The net loss for the three and six months ended June 30, 2009, as reported in accordance with accounting principles generally accepted in the United States (GAAP), was $17.0 million and $23.9 million, respectively, compared to a net loss of $20.0 million and $38.4 million in the comparable periods in 2008, respectively. Alexza had consolidated cash, cash equivalents and marketable securities (including investments held by Symphony Allegro) at June 30, 2009 of $26.0 million.
“During the second quarter, we continued the wind-up of our clinical program for AZ-004 (Staccato® loxapine), initiating the four remaining NDA-supporting studies and completing two of them. We project to complete all of our NDA-related clinical work by the end of the third quarter, ” said Thomas B. King, Alexza President and CEO. “In June, we announced the purchase of Symphony Allegro, allowing us to reacquire full ownership of AZ-004, AZ-104 and AZ-002. This is an important step in the commercialization strategy, as we remain on target for our AZ-004 NDA submission in the first quarter of 2010.”
Financial Results — Periods Ended June 30, 2009 and 2008
GAAP operating expenses were $16.8 million and $33.2 million in the three and six month periods ended June 30, 2009, respectively, compared to operating expenses of $20.5 million and $39.7 million in the same periods in 2008, respectively. In second quarter, the Company completed the restructuring announced in January 2009, which included a workforce reduction of 50 employees, representing approximately 33% of the Company’s total workforce.
The Company anticipates that with current cash, cash equivalents and marketable securities along with interest earned thereon, expected payments from Symphony Allegro and completion of the Symphony Allegro acquisition, the proceeds from option exercises, and purchases of common stock pursuant to its Employee Stock Purchase Plan, the Company will be able to maintain its currently planned operations through the first quarter of 2010. Changing circumstances may cause the Company to consume capital significantly faster or slower than currently anticipated.

Alexza’s Consolidated Statements of Operations include the operations of Symphony Allegro, Inc., its variable interest entity. In January 2009, the Company adopted the provisions of Statement of Financial Accounting Standards, No. 160. Under SFAS 160, the Company no longer reverses from its net loss from operations the “Loss attributed to noncontrolling interest in Symphony Allegro, Inc.” This is now reported as a line item below the net loss calculation. Net loss attributable to noncontrolling interests in Symphony Allegro was $7.2 million and $12.4 million in the three and six months ended June 30, 2009, respectively, and $5.9 million and $9.6 million in the same periods in 2008, respectively.
Product Candidates Development Update
AZ-004 (Staccato loxapine). Alexza is developing AZ-004 for the acute treatment of agitation in patients with schizophrenia or bipolar disorder. During the second quarter, Alexza initiated the four remaining AZ-004 non-pivotal safety and NDA-supporting studies. These studies were a thorough QTc study in healthy subjects, a smoker/non-smoker pharmacokinetic, or PK, study in healthy subjects, a pulmonary safety study in subjects with asthma and a pulmonary safety study in subjects with chronic obstructive pulmonary disease, or COPD.
Alexza completed the Phase 1 placebo-controlled thorough QTc study in 48 healthy subjects. The purpose of a thorough QTc study is to determine a drug’s potential effect on cardiac rhythms. In this study, the active control, moxifloxacin, produced a positive QT/QTc signal, which validated the sensitivity of the study. At all timepoints for the primary analysis, the confidence intervals of the QTc for AZ-004 were within the FDA standard 10 millisecond window, supporting the cardiac safety of AZ-004.
Alexza also completed the Phase 1 smoker/non-smoker PK study, in 35 healthy subjects. Both smokers and non-smokers exhibited comparable blood levels for both AZ-004 and the metabolites of AZ-004. Side-effect profiles were similar in smokers and non-smokers.
Alexza has also completed the enrollment of the two pulmonary safety studies, one in subjects with asthma and one in subjects with COPD. Alexza expects to complete the data collection and data analysis in both of these studies by the end of the third quarter of 2009. In July 2009, Alexza completed its AZ-004 pre-NDA meeting with the FDA and the Company continues to project its AZ-004 NDA submission for the first quarter of 2010.
AZ-104 (Staccato loxapine). Alexza is developing AZ-104 to treat patients suffering from acute migraine headaches. AZ-104 is a lower dose version of AZ-004. In June 2009, Alexza completed enrollment in its AZ-104 Phase 2b clinical trial, enrolling 366 patients with migraines, with or without aura. This outpatient, multi-center, randomized, double-blind, single-dose, placebo-controlled study was initiated in January 2009. Two AZ-104 dose levels, 1.25 mg and 2.5 mg, are being evaluated in the clinical trial. The primary efficacy endpoint is headache pain relief at 2 hours post-dose, using the standard IHS 4-point rating scale. Secondary efficacy endpoints for the trial include pain relief and other symptom assessments at various time points. Safety evaluations were made throughout the clinical trial period. Alexza projects that data from this Phase 2b study will be announced before the end of the third quarter of 2009.
Both AZ-004 and AZ-104 have been licensed to Symphony Allegro, and the Company has exercised its right to repurchase all rights to these product candidates.
Acquisition of Symphony Allegro
In June 2009, Alexza exercised its option to purchase all of the equity of Symphony Allegro, including all rights to AZ-004, AZ-104 and AZ-002. Alexza and Symphony Capital Partners, LP negotiated new terms to satisfy the exercise price for Alexza’s option exercise to acquire Symphony Allegro. In exchange for all of the outstanding shares of Symphony Allegro, subject to the approval of the transaction by the Company’s stockholders, Alexza will: i) issue to Symphony Capital 10 million shares of Alexza Common Stock ii) issue to Symphony Capital a five-year warrant for 5 million shares of Alexza Common Stock at an exercise price of $2.26 per share and cancel Symphony Capital’s currently outstanding 2 million share warrant for Alexza Common Stock and iii) pay Symphony Capital certain percentages of cash payments that may be generated from future partnering transactions for AZ-004, AZ-104 and/or AZ-002, the product candidates that were licensed to Symphony Allegro.
The transaction is subject to stockholder approval, and the Company has scheduled a Special Meeting of Stockholders to be held on August 26, 2009, for the purposes of approving the acquisition of Symphony Allegro.
Conference Call Information
Alexza will host a conference call today, August 5, 2009, at 5:00 p.m. Eastern Time. A replay of the call will be available for two weeks following the event. The conference call, replay and webcast are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=P99BNYK8D.
To access the live conference call via phone, dial 888-679-8018. International callers may access the live call by dialing +1-617-213-4845. The reference number to enter the call is 61492141.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or +1-617-801-6888 for international callers. The reference number for the replay of the call is 21321723.

About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. The Company’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug absorption through deep lung delivery. The drug is quickly absorbed from the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza’s lead program is AZ-004 (Staccato loxapine) and is being developed for the acute treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, and is projecting a New Drug Application submission in early 2010.
The Company has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine) and has advanced AZ-104 (Staccato loxapine, low-dose) through Phase 2b testing. Both product candidates are being developed for the acute treatment of migraine headache. AZ-002 (Staccato alprazolam) has completed Phase 1 testing and one Phase 2a proof-of-concept clinical trial. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement
Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical guidance is as of August 5, 2009 and financial guidance relating to the Company’s current cash, cash equivalents and investments is as of June 30, 2009.
This press release and anticipated conference call include forward-looking statements regarding the development of the Company’s product candidates, projected clinical trial enrollment and data reporting timelines, and safety of the Company’s products and technologies. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”, “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business.”, and “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.” Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President & CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue	$—	$—	$9,514	$—

Operating expenses:
Research and development	12,005	15,698	22,970	30,391
General and administrative	4,205	4,802	8,069	9,264
Restructuring charges	625	—	2,153	—
Acquired in-process research and development	—	—	—	—

Total operating expenses	16,835	20,500	33,192	39,655

Loss from operations	(16,835)	(20,500)	(23,678)	(39,655)

Interest and other income/(expense), net	(9)	729	88	1,809
Interest expense	(125)	(242)	(283)	(533)

Net loss	(16,969)	(20,013)	(23,873)	(38,379)

Net loss attributed to noncontrolling interest in Symphony Allegro, Inc.	7,229	5,891	12,419	9,648

Net loss attributable to Alexza common stockholders	$(9,740)	$(14,122)	$(11,454)	$(28,731)

Net loss per share attributable to Alexza common stockholders	$(0.29)	$(0.43)	$(0.35)	$(0.90)

Shares used to compute basic and diluted net loss per share attributable to Alexza common stockholders	33,136	32,532	33,052	31,879

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2009	2008(1)
ASSETS
Current assets:
Cash and cash equivalents	$11,767	$26,036
Marketable securities	4,879	11,520
Investments held by Symphony Allegro, Inc.	9,392	21,318
Prepaid expenses and other current assets	634	1,130

Total current assets	26,672	60,004

Property and equipment, net	24,347	24,152
Restricted cash	400	400
Other assets	57	79

Total assets	$51,476	$84,635

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,886	$4,928
Accrued clinical trial expenses	1,565	1,294
Other accrued expenses	3,348	5,205
Deferred revenues	—	1,667
Current portion of equipment financing obligations	3,087	4,139

Total current liabilities	11,886	17,233

Deferred rent	16,625	17,386
Deferred revenue	—	7,847
Noncurrent portion of equipment financing obligations	1,188	2,515
Other noncurrent liabilities	2,600	600

Stockholders’ equity:
Alexza Pharmaceuticals, Inc. stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Additional paid-in-capital	260,293	256,426
Deferred share-based compensation	(57)	(219)
Other comprehensive income (loss)	(5)	28
Deficit accumulated during development stage	(233,999)	(222,545)

Total Alexza Pharmaceuticals, Inc. stockholders’ equity	26,235	33,693
Noncontrolling interest in Symphony Allegro, Inc.	(7,058)	5,361

Total stockholders’ equity	19,177	39,054

Total liabilities and stockholders’ equity	$51,476	$84,635

(1)	Condensed consolidated balance sheet at December 31, 2008 has been derived from audited consolidated financial statements at that date, adjusted for the retrospective application of SFAS 160.